Exhibit 99.1

Contacts:
Rick Bierly	Anne Bowdidge
Chief Financial Officer	Senior Director, Investor Relations
(415) 543-3470	(650) 218-6900

MEDIVATION REPORTS FOURTH QUARTER AND FULL YEAR 2015

FINANCIAL RESULTS AND PROVIDES 2016 FINANCIAL GUIDANCE

Full Year 2015 Non-GAAP Collaboration Revenue $695.4 Million (+79% vs. Prior Year);

Full Year 2015 Non-GAAP Net Income $170.0 Million, or $1.01 per Diluted Share

Full Year 2015 GAAP Collaboration Revenue $943.3 Million (+33% vs. Prior Year);

Full Year 2015 GAAP Net Income $244.7 Million, or $1.47 per Diluted Share

Conference Call Today at 4:30 p.m. Eastern Time

SAN FRANCISCO, CA – February 25, 2016 – Medivation, Inc. (NASDAQ: MDVN) today reported its financial results for the fourth quarter and year ended December 31, 2015.

“We are delighted with our substantial progress in 2015 on many fronts — marked by strong worldwide net sales of XTANDI® (enzalutamide) capsules at the Astellas level, which grew 80 percent over 2014, as well as key developments that enhance the clinical understanding of enzalutamide, expand and diversify our late-stage pipeline, and help secure our plans to continue to meet the needs of underserved patient populations,” said David Hung, M.D., founder, President and Chief Executive Officer of Medivation.

Dr. Hung added, “In 2015, several promising developments in the enzalutamide clinical development program, including positive results from two Phase 2 trials comparing enzalutamide to bicalutamide in castration-resistant prostate cancer and a Phase 2 trial in advanced triple-negative breast cancer, combined with the expansion of our clinical pipeline with our acquisition of talazoparib, provide Medivation with a platform from which to build a world-class global oncology franchise. We look forward to multiple milestones throughout 2016 as we report on our continued progress.”

Key highlights in recent months:

•	Acquired worldwide rights to talazoparib (MDV3800), an orally-available poly ADP ribose polymerase (PARP) inhibitor, from BioMarin Pharmaceutical Inc., as announced in October 2015.

•	Completed collaboration to pursue the translation of a novel gene expression signature algorithm from Medivation into a companion diagnostic assay using NanoString’s nCounter® Dx Analysis System, together with Astellas Pharma Inc., as announced in January 2016.

•	Named Marion McCourt to the role of Chief Operating Officer, whose responsibilities include oversight of several functions including commercial operations, medical affairs, manufacturing, quality and corporate efficiency, effective February 2016.

•	Results from Phase 2 TERRAIN trial of enzalutamide versus bicalutamide in metastatic castration-resistant prostate cancer published in Lancet Oncology.

•	Results from Phase 2 STRIVE trial of enzalutamide versus bicalutamide in castration-resistant prostate cancer published in the Journal of Clinical Oncology.

•	Supplemental New Drug Application for XTANDI in metastatic castration-resistant prostate cancer accepted for review by U.S. Food and Drug Administration (FDA).

Medivation’s non-GAAP collaboration revenue for the fourth quarter of 2015, which excludes collaboration revenue related to upfront and milestone payments, was $202.7 million compared with $133.3 million for the same period in 2014 (+52% vs. prior year) and $695.4 million for the full year 2015 compared with $389.4 million in 2014 (+79% vs. prior year).

Medivation’s non-GAAP collaboration revenue consists of two components: a) collaboration revenue related to U.S. XTANDI net sales and b) collaboration revenue related to ex-U.S. XTANDI net sales.

a)	Medivation’s collaboration revenue related to U.S. net sales of XTANDI for the fourth quarter 2015 was $157.9 million compared with $115.1 million for the same period in 2014 (+37% vs. prior year) and $575.7 million for the full year 2015 compared with $339.9 million for 2014 (+69% vs. prior year).

b)	Medivation’s collaboration revenue related to ex-U.S. net sales of XTANDI for the fourth quarter 2015 was $44.8 million compared with $18.2 million for the same period in 2014 (+146% vs. prior year) and $119.8 million for the full year 2015 compared with $49.5 million for 2014 (+142% vs. prior year).

Non-GAAP operating expenses were $127.1 million for the quarter ended December 31, 2015 compared with $109.3 million for the same period in 2014 and $430.0 million for the full year 2015 compared with $334.4 million for 2014.

Non-GAAP research and development (R&D) expenses for the fourth quarter of 2015 were $61.4 million, compared with $44.2 million for the same period in 2014 and $180.6 million for the full year 2015 compared with $134.0 million for 2014. The increase in non-GAAP R&D expenses for the fourth quarter of 2015 relates primarily to an increase in third-party clinical and preclinical development costs due to an increase of activities, which include those related to the acquisition of MDV3800 that was completed during the quarter. The increase in non-GAAP R&D expenses for the full year 2015 also relates primarily to an increase in third-party clinical and preclinical development costs and personnel costs resulting from higher staffing levels and in facilities and information technology costs.

Non-GAAP selling, general and administrative (SG&A) expenses for the fourth quarter of 2015 were $65.7 million, compared with $65.1 million for the same period in 2014 and $249.4 million for the full year 2015 compared with $200.4 million for 2014. The slight increase in non-GAAP SG&A expenses for the fourth quarter of 2015 relates primarily to higher administrative costs and royalties, which are partially offset by a decrease in XTANDI collaboration expenses. The increase in non-GAAP SG&A expenses for the full year 2015 relates primarily to higher collaboration expenses, as well as higher administrative and personnel-related costs, and royalties.

Non-GAAP net income for the fourth quarter of 2015 was $49.5 million, or $0.29 per diluted share, compared with non-GAAP net income of $18.0 million, or $0.11 per diluted share, for the same period in 2014. Medivation reported non-GAAP net income of $170.0 million, or $1.01 per diluted share, for the full year 2015, compared with non-GAAP net income of $34.6 million, or $0.22 per diluted share, in 2014.

On a GAAP basis, Medivation’s collaboration revenue for the fourth quarter of 2015 was $377.7 million compared with $274.7 million for the same period in 2014 (+37% vs. prior year) and $943.3 million for the full year 2015 compared with $710.5 million in 2014 (+33% vs. prior year). Medivation’s GAAP-basis collaboration revenue includes upfront and milestone payments for the fourth quarter of 2015 (not included in non-GAAP collaboration revenue), which totaled $175.0 million compared with $141.4 million for the same period in 2014 (+24% vs. prior year) and $247.8 million for the full year 2015 compared with $321.1 million in 2014 (-23% vs. prior year).

Operating expenses were $156.3 million for the quarter ended December 31, 2015 on a GAAP basis compared with $131.3 million for the same period in 2014 and $528.6 million for the full year 2015 compared with $428.6 million for 2014. Non-cash, stock-based compensation expense included in GAAP-basis operating expenses was $54.9 million in 2015 and $45.1 million in 2014.

R&D expenses for the fourth quarter of 2015 were $94.3 million on a GAAP basis compared with $57.9 million for the same period in 2014 and $232.1 million for the full year 2015 compared with $189.6 million for 2014. R&D expenses for the fourth quarter of 2015 include a $30.0 million non-cash charge related to partial impairment of an intangible in-process R&D asset pidilizumab (MDV9300). In the quarter, the Company determined the MDV9300 antibody does not bind to PD-1 and notified the Food and Drug Administration in January 2016, resulting in a partial clinical hold. In addition, the Company intends to submit an amendment to the Chemistry, Manufacturing and Controls, (CMC) section of its investigational new drug (IND) application for MDV9300 to incorporate certain manufacturing changes. These considerations gave rise to a change in clinical trial timelines and other significant inputs to the IPR&D asset valuation, leading to the partial impairment determination. Nevertheless, the Company believes MDV9300’s profile and clinical activity may differentiate it favorably among immuno-oncology agents. MDV9300 continues to show promise with activity and positive data observed in hematologic indications, including new data published in the fourth quarter in multiple myeloma. The non-cash impairment charge is excluded from non-GAAP results discussed above.

SG&A expenses for the fourth quarter of 2015 were $62.1 million on a GAAP basis compared with $73.4 million for the same period in 2014 and $296.5 million for the full year 2015 compared with $239.1 million for 2014.

Medivation reported GAAP-basis net income of $142.5 million, or $0.85 per diluted share, for the quarter ended December 31, 2015, compared with GAAP net income of $164.2 million, or $0.98 per diluted share, for the same period in 2014. Medivation reported GAAP net income of $244.7 million, or $1.47 per diluted share, for the full year 2015, compared to a GAAP net income of $276.5 million or $1.71 per diluted share in 2014. The comparison is affected, in part, by lower milestone-related revenue in 2015. As of the end of 2015, all development and sales milestones under the Astellas collaboration have now been earned. Worldwide sales eclipsed two milestone levels of $1.2 billion in the third quarter and $1.6 billion in the fourth quarter.

U.S. net sales of XTANDI, as reported by Astellas Pharma Inc, were $315.9 million for the quarter (+37% vs. prior year) and $1.15 billion for the full year 2015 (+69% vs. prior year). Net sales for the quarter ended December 31, 2015 included an unfavorable adjustment of $2.6 million related to changes in Astellas’ estimate of prior period gross-to-net deductions against gross sales and an increase in channel partner inventory of just over one-half week of supply. As seen in previous years, we anticipate U.S. net sales in the first quarter 2016 at the Astellas level may be at or below the level reported in the fourth quarter 2015, as a result of an expected higher gross-to-net rate (related to Part D coverage gap) and anticipated lower channel partner inventories (estimated at one-half week).

Ex-U.S. net sales of XTANDI, as reported by Astellas, were approximately $231 million for the quarter (approximately +83% vs. prior year) and approximately $757 million for the full year 2015 (nearly doubled vs. prior year). Fluctuating currency exchange rates reduced estimated 2015 ex-U.S. net sales at the Astellas level, as expressed in U.S. dollars, by approximately 10% for the quarter and 14% for the year compared with the comparable 2014 periods.

At December 31, 2015, cash and cash equivalents were $225.9 million, compared with $502.7 million at December 31, 2014. In the second and third quarters of 2015, the Company utilized $259.9 million in cash for the retirement of the convertible notes and, in October, utilized $410.0 million in cash to fund an upfront payment to BioMarin Pharmaceutical Inc., for the acquisition of MDV3800.

The Company has provided full-year 2016 financial guidance, as detailed below.

FULL-YEAR 2016 FINANCIAL GUIDANCE

Year Ending December 31, 2016
U.S. net sales of XTANDI	$1.425 to $1.525 billion(1)
Non-GAAP collaboration revenue	$900 to $970 million(2)
Non-GAAP operating expenses	$555 to $600 million(3)
Non-GAAP R&D expenses	$280 to $300 million(4)
Non-GAAP SG&A expenses	$275 to $300 million(5)
Non-GAAP tax rate(6)	35.5% - 36%
Non-GAAP diluted earnings per share	$1.30 - $1.40

(1)	This represents Medivation’s projection of U.S. net sales at the Astellas level.
(2)	This measure includes (i) Medivation’s collaboration revenue related to U.S. net sales of XTANDI and (ii) Medivation’s collaboration revenue related to ex-U.S. net sales of XTANDI, in the form of a royalty payment earned from Astellas.
(3)	Non-GAAP operating expenses, net of cost-sharing payments to/from Astellas, are expected to range between $555 and $600 million. Non-GAAP operating expenses exclude non-cash, stock-based compensation expense, and any change in fair value of contingent purchase consideration or in-process research and development expenses.
(4)	Non-GAAP R&D expenses excludes approximately $30 - $35 million of stock-based compensation expense and any change in acquisition related fair value re-measurements such as contingent consideration or in-process research and development expenses.
(5)	Non-GAAP SG&A expenses excludes approximately $38 - $42 million of stock-based compensation expense, and any change in fair value of contingent purchase consideration.
(6)	The 2016 non-GAAP tax rate is expected to range between 35.5% - 36%.

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$225,853	$502,677
Receivable from collaboration partner	391,558	184,737
Deferred income tax assets	—	21,987
Prepaid expenses and other current assets	15,877	12,264
Restricted cash	930	203

Total current assets	634,218	721,868
Property and equipment, net	58,142	41,161
Intangible assets	644,299	101,000
Deferred income tax assets, non-current	57,011	15,176
Restricted cash, net of current	12,206	11,562
Goodwill	18,643	10,000
Other non-current assets	7,072	10,852

Total assets	$1,431,591	$911,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$186,203	$106,128
Borrowings under Revolving Credit Facility	75,000	—
Contingent consideration	4,900	10,000
Deferred revenue	—	2,822
Current portion of build-to-suit lease obligation	—	698
Current portion of Convertible Notes, net of unamortized discount of $— and $1 at December 31, 2015 and 2014, respectively	—	4

Total current liabilities	266,103	119,652
Convertible Notes, net of unamortized discount of $— and $36,598 at December 31, 2015 and 2014, respectively	—	222,140
Contingent consideration	262,368	96,000
Build-to-suit lease obligation, excluding current portion	17,406	18,711
Other non-current liabilities	13,035	5,817

Total liabilities	558,912	462,320
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 340,000,000 shares authorized; 163,905,342 and 156,234,454 shares issued and outstanding at December 31, 2015 and 2014, respectively	1,639	1,562
Additional paid-in capital	684,841	505,446
Retained earnings (accumulated deficit)	186,199	(57,709)

Total stockholders’ equity	872,679	449,299

Total liabilities and stockholders’ equity	$1,431,591	$911,619

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Collaboration revenue	$377,748	$274,730	$943,258	$710,487
Operating expenses:
Research and development expenses	94,259	57,877	232,100	189,570
Selling, general and administrative expenses	62,089	73,376	296,545	239,071

Total operating expenses	156,348	131,253	528,645	428,641

Income from operations	221,400	143,477	414,613	281,846
Other income (expense), net:
Loss on extinguishment of Convertible Notes	—	—	(21,087)	—
Interest expense	(488)	(5,589)	(12,483)	(21,690)
Other, net	28	88	275	38

Total other income (expense), net	(460)	(5,501)	(33,295)	(21,652)

Income before income tax (expense) benefit	220,940	137,976	381,318	260,194
Income tax (expense) benefit	(78,433)	26,229	(136,593)	16,258

Net income	$142,507	$164,205	$244,725	$276,452

Basic net income per common share	$0.87	$1.06	$1.53	$1.80

Diluted net income per common share	$0.85	$0.98	$1.47	$1.71

Weighted average common shares used in the calculation of basic net income per common share	163,746	155,644	160,345	153,859

Weighted average common shares used in the calculation of diluted net income per common share	168,368	171,513	169,324	170,001

MEDIVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Collaboration revenue reconciliation:
GAAP collaboration revenue	$377,748	$274,730	$943,258	$710,487
Milestone-related payments from Astellas (a)	(175,000)	(141,411)	(247,822)	(321,109)

Non-GAAP collaboration revenue	$202,748	$133,319	$695,436	$389,378

Research and development expenses reconciliation:
GAAP research and development expenses	$94,259	$57,877	$232,100	$189,570
Stock-based compensation expense (b)	(6,775)	(4,677)	(24,368)	(17,913)
Contingent consideration (c)	3,949	—	2,833	—
Impairment of intangible asset (d)	(30,000)	—	(30,000)	—
Milestone-related payments to third party (e)	—	(9,000)	—	(25,700)
License payments to third party (e)	—	—	—	(12,000)

Non-GAAP research and development expenses	$61,433	$44,200	$180,565	$133,957

Selling, general, and administrative expenses reconciliation:
GAAP selling, general, and administrative expenses	$62,089	$73,376	$296,545	$239,071
Stock-based compensation expense (b)	(7,245)	(7,658)	(30,494)	(27,221)
Contingent consideration(c)	13,524	—	7,841	—
Milestone-related payments to third party (e)	(2,714)	(638)	(24,500)	(5,000)
U.S. Branded Prescription Drug Fee adjustment(e)	—	—	—	(6,441)

Non-GAAP selling, general, and administrative expenses	$65,654	$65,080	$249,392	$200,409

Other expense (income), net reconciliation:
GAAP other expense (income), net	$460	$5,501	$33,295	$21,652
Non-cash interest expense (f)	(65)	(3,891)	(10,299)	(14,898)
Loss on extinguishment of convertible notes (g)	—	—	(21,087)	—

Non-GAAP other expense (income), net	$395	$1,610	$1,909	$6,754

Income tax expense reconciliation:
GAAP income tax expense (benefit)	$78,433	$(26,229)	$136,593	$(16,258)
Income tax effect on non-GAAP adjustments (h)	(52,655)	(40,483)	(43,023)	(74,966)
Change in valuation allowance (h)	—	71,130	—	104,861

Non-GAAP income tax expense	$25,778	$4,418	$93,570	$13,637

Net income reconciliation:
GAAP net income	$142,507	$164,205	$244,725	$276,452
Milestone-related payments from Astellas (a)	(175,000)	(141,411)	(247,822)	(321,109)
Stock-based compensation expense (b)	14,020	12,335	54,862	45,134
Contingent consideration (c)	(17,473)	—	(10,674)	—
Impairment of intangible asset (d)	30,000	—	30,000	—
Milestone-related payments to third party (e)	2,714	9,638	24,500	30,700
License payments to third party (e)	—	—	—	12,000
U.S. Branded Prescription Drug Fee adjustment(e)	—	—	—	6,441
Non-cash interest expense (f)	65	3,891	10,299	14,898
Loss on extinguishment of Convertible Notes (g)	—	—	21,087	—
Income tax adjustments (h)	52,655	(30,647)	43,023	(29,895)

Non-GAAP net income	$49,488	$18,011	$170,000	$34,621

Diluted net income per share reconciliation:
GAAP net income	$142,507	$164,205	$244,725	$276,452
Interest expense related to convertible notes, net of taxes (i)	—	3,616	3,629	14,030

GAAP diluted net income	142,507	167,821	248,354	290,482
Non-GAAP adjustments after-tax	(93,019)	(146,194)	(74,725)	(241,831)
Interest expense related to Convertible Notes, net of taxes (i)	—	(3,616)	(2,531)	(14,030)

Non-GAAP diluted net income	$49,488	$18,011	$171,098	$34,621

Non-GAAP diluted net income per share	$0.29	$0.11	$1.01	$0.22

Shares used in per share calculation (diluted):
GAAP shares used in per share calculation (diluted)(j)	168,368	171,513	169,324	170,001
Anti-dilutive effect of potential common shares for convertible notes	—	(10,100)	—	(10,100)

Non-GAAP shares used in per share calculation (diluted)(j)	168,368	161,413	169,324	159,901

Non-GAAP adjustment summary:
Collaboration revenue	$(175,000)	$(141,411)	$(247,822)	$(321,109)
Research and development expenses	32,826	13,677	51,535	55,613
Selling, general and administrative expenses	(3,565)	8,296	47,153	38,662
Other expense (income), net	65	3,891	31,386	14,898

Total non-GAAP adjustments before tax	(145,674)	(115,547)	(117,748)	(211,936)
Income tax effect	52,655	(30,647)	43,023	(29,895)

Total non-GAAP adjustments after tax	$(93,019)	$(146,194)	$(74,725)	$(241,831)

(a)	Upfront and milestone payments from Astellas: Upfront and milestone payments are excluded from non-GAAP financial measures because they occur at irregular intervals and are not related to Medivation’s long term core business going forward; such exclusion allows for better representation of the ongoing economics of the business, facilitates period over period comparison and is reflective of how Medivation manages its business.
(b)	Stock-based compensation expense: Stock-based compensation expense is excluded from non-GAAP financial measures because of the nature of this charge, varying available valuation methodologies, subjective assumptions and the variety of award types; such exclusion facilitates comparison of Medivation’s operating results to peer companies.
(c)	Contingent consideration: The effects of contingent consideration valuation are excluded from non-GAAP financial measures because of the nature of this item, which is related to the change in fair value of the liability for contingent consideration related to Medivation’s License Agreement with CureTech, Inc. for MDV9300 and the acquisition of worldwide rights to MDV3800 from BioMarin; such exclusion facilitates comparisons of Medivation’s operating results to peer companies.
(d)	Impairment of intangible asset: The effects of impairment of intangible asset are excluded from non-GAAP financial measures because of the nature of this item, which is related to impairment of our IPR&D asset related to MDV9300; such exclusion facilitates comparisons of Medivation’s operating results to peer companies.
(e)	Milestone-related payments to third party and other adjustments: These payments and adjustments are excluded from non-GAAP financial measures because they occur at irregular intervals and are not related to Medivation’s long term core business going forward; such exclusion allows for better representation of the ongoing economics of the business, facilitates period over period comparison and is reflective of how Medivation manages its business.
(f)	Non-cash interest expense related to the Convertible Notes and Revolving Credit Facility: The effects of non-cash interest expense related to the Convertible Notes and the Revolving Credit Facility are excluded from non-GAAP financial measures because these expenses are non-cash expenses; such exclusion facilitates comparison of Medivation’s cash operating results to peer companies and is reflective of how Medivation manages its business.
(g)	Loss on extinguishment of Convertible Notes: The effects of loss on extinguishment of Convertible Notes are excluded from non-GAAP financial measures because this expense is a non-cash charge; such exclusion facilitates comparison of Medivation’s cash operating results to peer companies and is reflective of how Medivation manages its business.
(h)	Income tax adjustments: Adjustments to income tax expense for non-GAAP financial measures consist of the income tax effect of the non-GAAP adjustments and changes in valuation allowance.
(i)	Interest expense related to Convertible Notes: For the three and twelve months ended December 31, 2014 and the twelve months ended December 31, 2015, interest expense related to the Convertible Notes was included in the computation of diluted net income per share for GAAP purposes because the effect was dilutive. However, it was excluded from the computation of diluted net income per share for non-GAAP purposes because the effect was anti-dilutive. For the twelve months ended December 31, 2015, cash interest expense, net of tax, of $1.1 million is added back to non-GAAP net income for purposes of the non-GAAP diluted net income per share calculation.
(j)	Shares used in per share calculation (diluted): In periods in which Medivation reports a GAAP or non-GAAP net loss, all common stock equivalents are deemed anti-dilutive and basic and diluted shares are equal. In periods in which Medivation reports a GAAP or non-GAAP net income, the dilutive effect of common stock equivalents related to common stock issuable under Medivation’s equity incentive plan is included in the GAAP and non-GAAP net income per share calculation for that period.

In periods in which Medivation reports GAAP or non-GAAP net income, the effect of contingently issuable shares is considered in the calculation of diluted net income per share. The Convertible Notes had no effect on the diluted net income per share calculation for the three months ended December 31, 2015 for both GAAP and non-GAAP purposes because Medivation completed the settlement of all of its Convertible Notes during the third quarter of 2015. For the twelve months ended December 31, 2015, Medivation included the effect of approximately 3.9 million contingently issuable shares related to the Convertible Notes in the diluted net income per share calculation for both GAAP and non-GAAP purposes. For the three and twelve months ended December 31, 2014, Medivation included the effect of approximately 10.1 million contingently issuable shares related to the Convertible Notes in the diluted net income per share calculation for GAAP purposes. The effect of the Convertible Notes is excluded from the diluted net income per share calculation for non-GAAP purposes for the three and twelve months ended December 31, 2014 because their effect is anti-dilutive.

Non-GAAP Financial Measures

To supplement Medivation’s financial results presented on a U.S. generally accepted accounting principles, or GAAP, basis, Medivation uses certain non-GAAP financial measures as shown in the tables above. Medivation believes that these non-GAAP financial measures are helpful in understanding Medivation’s past financial performance and potential future financial results. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP financial measures, and they should be read in conjunction with Medivation’s consolidated financial statements prepared in accordance with U.S. GAAP. Medivation’s management uses these non-GAAP financial measures for planning, budgeting, forecasting and performance measurement, to assess historical operating performance and make financial and operational business decisions, and also to provide forecasts and financial guidance to investors on this basis. In addition, Medivation believes that the presentation of these non-GAAP financial measures is useful to investors because it enhances the ability of investors to compare Medivation’s financial results period over period and allows for greater transparency with respect to key financial metrics Medivation uses in making operating decisions, and also because Medivation’s investors and analysts regularly use them to model or track Medivation’s financial performance. Medivation believes that the non-GAAP financial measures provide investors with a meaningful understanding of its historical and potential future financial results because they exclude certain non-cash charges such as stock-based compensation which is substantially dependent on changes in the market price of Medivation’s common stock and the timing of equity awards, impairment charges, contingent purchase consideration, revenues and expenses that occur at irregular intervals, such as milestone payments earned from collaboration partners and related payments to licensors of technology, and non-cash interest expense, and losses related to Convertible Notes. Investors should note that these non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with Medivation’s results of operations as determined in accordance with U.S. GAAP. Investors should also note that these non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. In addition, from time-to-time in the future there may be other items that Medivation may exclude for the purposes of its non-GAAP financial measures; likewise, Medivation may in the future cease to exclude items that Medivation has historically excluded for the purpose of Medivation’s non-GAAP financial measures. Medivation’s non-GAAP financial measures may not be comparable with non-GAAP financial measures provided by other companies.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. Individuals may access the live audio webcast by visiting http://investors.medivation.com/events.cfm. A replay of the webcast will be available on Medivation’s website for a limited time following the live event.

About Medivation, Inc.

Medivation, Inc. is a biopharmaceutical company focused on the development and commercialization of medically innovative therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at http://www.medivation.com

Forward-Looking Statements

Certain of the statements in this press release, including those relating to future milestones which may occur in 2016, our amendment to the CMC section of our IND for MDV9300, our development plans for MDV9300 and any associated clinical trial timelines, and those under the caption “Full Year 2016 Financial Guidance” are forward-looking statements that are made pursuant to the safe harbor provisions of federal securities laws. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ significantly from those projected or included in our guidance, including, without limitation, risks related to: the inherent uncertainty associated with pharmaceutical product development and clinical trials; the timing, progress and results of our clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of the commercialization of XTANDI or some or all of our product development activities for enzalutamide, MDV3800 and MDV9300; regulatory interactions, including an adverse decision by the FDA on our supplemental new drug application for the inclusion of data from two Phase 2 trials comparing enzalutamide to bicalutamide into the relevant clinical trials sections of the XTANDI label within the current metastatic castration-resistant prostate cancer indication and our anticipated CMC amendment for MDV9300; unanticipated expenditures or liabilities which may cause us to exceed our guidance with respect to operating expenses; our dependence on the efforts of and funding by Astellas for the development, manufacturing and commercialization of XTANDI; and other risks detailed in our filings with the Securities and Exchange Commission, or SEC, including its annual report on Form 10-K for the year ended December 31, 2015, which is expected to be filed on February 26, 2016. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. We disclaim any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Enzalutamide Mechanism of Action

Enzalutamide is an androgen receptor inhibitor that acts on three different steps in the androgen receptor signaling pathway. In preclinical studies, enzalutamide has been shown to competitively inhibit androgen binding to androgen receptors, and inhibit androgen receptor nuclear translocation and interaction with DNA. The clinical significance of this MOA is unknown.

About XTANDI® (enzalutamide) capsules

XTANDI is approved by the U.S. Food and Drug Administration for the treatment of patients with metastatic castration-resistant prostate cancer.

Important Safety Information

Contraindications XTANDI is not indicated for women and is contraindicated in women who are or may become pregnant. XTANDI can cause fetal harm when administered to a pregnant woman.

Warnings and Precautions

Seizure In Study 1, conducted in patients with metastatic castration-resistant prostate cancer (CRPC) who previously received docetaxel, seizure occurred in 0.9% of XTANDI patients and 0% of placebo patients. In Study 2, conducted in patients with chemotherapy-naive metastatic CRPC, seizure occurred in 0.1% of XTANDI patients and 0.1% of placebo patients. There is no clinical trial experience re- administering XTANDI to patients who experienced a seizure, and limited safety data are available in patients with predisposing factors for seizure. Study 1 excluded the use of concomitant medications that may lower threshold; Study 2 permitted the use of these medications. Because of the risk of seizure associated with XTANDI use, patients should be advised of the risk of engaging in any activity during which sudden loss of consciousness could cause serious harm to themselves or others. Permanently discontinue XTANDI in patients who develop a seizure during treatment.

Posterior Reversible Encephalopathy Syndrome (PRES) In post approval use, there have been reports of PRES in patients receiving XTANDI. PRES is a neurological disorder which can present with rapidly evolving symptoms including seizure, headache, lethargy, confusion, blindness, and other visual and neurological disturbances, with or without associated hypertension. A diagnosis of PRES requires confirmation by brain imaging, preferably MRI. Discontinue XTANDI in patients who develop PRES.

Adverse Reactions

The most common adverse reactions (≥ 10%) reported from two combined clinical studies that occurred more commonly (≥ 2% over placebo) in XTANDI patients were asthenia/fatigue, back pain, decreased appetite, constipation, arthralgia, diarrhea, hot flush, upper respiratory tract infection, peripheral edema, dyspnea, musculoskeletal pain, weight decreased, headache, hypertension, and dizziness/vertigo.

In Study 1, Grade 3 and higher adverse reactions were reported among 47% of XTANDI patients and 53% of placebo patients. Discontinuations due to adverse events were reported for 16% of XTANDI patients and 18% of placebo patients. In Study 2, Grade 3-4 adverse reactions were reported in 44% of XTANDI patients and 37% of placebo patients. Discontinuations due to adverse events were reported for 6% of both study groups.

•	Lab Abnormalities: Grade 1-4 neutropenia occurred in 15% of XTANDI patients (1% Grade 3-4) and 6% of placebo patients (0.5% Grade 3-4). Grade 1-4 thrombocytopenia occurred in 6% of XTANDI patients (0.3% Grade 3-4) and 5% of placebo patients (0.5% Grade 3-4). Grade 1-4 elevations in ALT occurred in 10% of XTANDI patients (0.2% Grade 3-4) and 16% of placebo patients (0.2% Grade 3-4). Grade 1-4 elevations in bilirubin occurred in 3% of XTANDI patients (0.1% Grade 3-4) and 2% of placebo patients (no Grade 3-4).

•	Infections: In Study 1, 1% of XTANDI patients compared to 0.3% of placebo patients died from infections or sepsis. In Study 2, 1 patient in each treatment group (0.1%) had an infection resulting in death.

•	Falls (including fall-related injuries), occurred in 9% of XTANDI patients and 4% of placebo patients. Falls were not associated with loss of consciousness or seizure. Fall-related injuries were more severe in XTANDI patients, and included non-pathologic fractures, joint injuries, and hematomas.

•	Hypertension occurred in 11% of XTANDI patients and 4% of placebo patients. No patients experienced hypertensive crisis. Medical history of hypertension was balanced between arms. Hypertension led to study discontinuation in < 1% of all patients.

Drug Interactions

Effect of Other Drugs on XTANDI Avoid strong CYP2C8 inhibitors, as they can increase the plasma exposure to XTANDI. If co-administration is necessary, reduce the dose of XTANDI.

Avoid strong CYP3A4 inducers as they can decrease the plasma exposure to XTANDI. If co-administration is necessary, increase the dose of XTANDI.

Effect of XTANDI on Other Drugs Avoid CYP3A4, CYP2C9, and CYP2C19 substrates with a narrow therapeutic index, as XTANDI may decrease the plasma exposures of these drugs. If XTANDI is co-administered with warfarin (CYP2C9 substrate), conduct additional INR monitoring.

For Full Prescribing Information for XTANDI (enzalutamide) capsules, please visit www.XtandiHCP.com/PI

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.